Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Accenture plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0000225 per share	Rule 457(a)	16,000,000(1)(3)	$371.98	$5,951,680,000	$147.60 per $1,000,000	$878,467.97
Equity	Class A ordinary shares, par value $0.0000225 per share	Rule 457(a)	45,000,000(1)(4)	$371.98	$16,739,100,000	$147.60 per $1,000,000	$2,470,691.16
Total Offering Amounts					$22,690,780,000		$3,349,159.13
Total Fee Offsets							—
Net Fee Due							$3,349,159.13
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminable number of additional Class A ordinary shares, par value $0.0000225 per share (the “Shares”) that may become issuable under the Accenture plc Amended and Restated 2010 Share Incentive Plan (the “Amended SIP”) or the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (the “Amended ESPP”) to prevent dilution in the event of stock splits, stock dividends and other anti-dilution provisions.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sales prices of the Shares, as quoted on the New York Stock Exchange on January 26, 2024.
(3)    Represents (i) 14,000,000 Shares being registered for issuance pursuant to the Amended SIP and (ii) 2,000,000 Shares that may become available for issuance under the Amended SIP as a result of outstanding awards that are terminated, expire or are otherwise cancelled.
(4)    Represents 45,000,000 Shares being registered for issuance pursuant to the Amended ESPP.